Vulcan Announces Earnings For The Third Quarter Of 2012

Continued Improvement in Aggregates Earnings Driven by Higher Pricing and Effective Cost Control

Aggregates Gross Profit Margin Up 340 Basis Points from Third Quarter 2011

BIRMINGHAM, Ala., Nov. 8, 2012 /PRNewswire/ -- Vulcan Materials Company (NYSE: VMC), the nation's largest producer of construction aggregates, today announced earnings for the third quarter ended September 30, 2012.

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Third Quarter 2012 Results Summary

  Aggregates segment gross profit improved $11 million, or 10 percent, reflecting increased pricing and lower unit cost of sales due to improved productivity and cost reduction initiatives.
    Aggregates pricing increased 4 percent from the prior year, reflecting improvement in most markets.
    Unit cost of sales decreased 1 percent from the prior year.
    On a same-store basis, aggregates shipments decreased 6 percent from the prior year.
    Aggregates cash gross profit was $4.75 per ton, a third quarter record.
    Aggregates gross profit margin was 25.4 percent, an increase of 340 basis points from the prior year.
  Gross profit from non-aggregates segments was in line with the prior year's third quarter as overall segment revenues approximated the prior year.
  Total gross profit increased 10 percent and gross profit margin expanded 230 basis points as the earnings effect of higher pricing and effective cost control more than offset the earnings effects of declines in aggregates and asphalt shipments.
  Adjusted EBIT and EBITDA increased $19 million and $12 million, respectively, over the prior year.
  Earnings from continuing operations were $0.12 per diluted share versus $0.17 per diluted share in the prior year.  The prior year's earnings included $0.30 per diluted share from the gain on sale of assets and recovery from a legal settlement.  On a comparable basis, as indicated on the table below, third quarter earnings from continuing operations were $0.14 per diluted share compared to a loss of $0.13 per diluted share in the prior year.

Don James, Chairman and Chief Executive Officer, stated, "This quarter marks the fourth consecutive quarter of year-over-year higher unit profitability in aggregates, lower SAG expense and growth in Adjusted EBITDA. For the trailing twelve months ended September 30, 2012, cash gross profit per ton in aggregates was 8 percent higher than the prior twelve months, SAG expense was down 12 percent and Adjusted EBITDA increased 30 percent. These results demonstrate the benefits of our ongoing focus on reducing controllable costs and maximizing operating efficiency across the organization."

Mr. James continued, "In addition, leading indicators in private sector construction markets, including residential and nonresidential buildings, continue to improve. This should benefit our aggregates, concrete and cement businesses going forward. Year-to-date, concrete and cement volumes are up 8 percent and 23 percent, respectively, reflecting the upturn in private construction, particularly in Florida and Texas."

Commentary on 3Q 2012 Segment Results
Aggregates segment gross profit increased $11 million from the prior year's third quarter and gross profit margin expanded 340 basis points despite a 5 percent decline in segment revenues. Third quarter aggregates cash gross profit per ton was $4.75, 10 percent higher than the prior year and a record for third quarter unit profitability. Higher Aggregates segment earnings and unit profitability were driven by a 4 percent increase in the average sales price and lower unit costs. The improvement in operating cost was due to increased productivity in a number of key operating metrics and was achieved despite lower production volume. Most of the Company's markets realized increased pricing, including key markets in Florida, Texas and states in the Southeast, the mid-Atlantic and the Midwest. Private construction activity, particularly residential, continued to improve during the third quarter, offsetting softness in highway construction resulting from the prolonged delay in renewing the federal highway bill. The new bill, "MAP-21," was signed into law in July of this year, nearly three years after expiration of the previous multi-year bill. On a same-store basis, aggregates shipments decreased 6 percent versus the prior year. Total aggregates shipments in Arizona, Florida and Texas increased 12 percent, due primarily to growing demand from private construction. Most other markets experienced declines in aggregates volumes compared to the third quarter of 2011, reflecting weakness in public construction activity that more than offset growth in private construction activity.

Collectively, third quarter earnings from the Company's non-aggregates segments were in-line with the prior year. Earnings improvements in the Cement and Concrete segments offset a slight decrease in Asphalt Mix gross profit. The unit cost for liquid asphalt increased 3 percent, reducing Asphalt segment earnings by $1 million. Continued recovery in private construction activity led to solid increases in ready-mixed concrete and cement volumes as well as year-over-year growth in pricing for both products.

SAG expenses in the third quarter decreased $2 million from the prior year. This marks the fourth consecutive quarterly decline in year-over-year SAG expenses. Excluding the effects of certain accounting charges tied primarily to employee benefit plans and resulting from the increase in the Company's stock price, SAG expenses were reduced $10 million from the prior year's third quarter.

The following table summarizes the year-over-year changes for key metrics.

Year-over-Year Change (Millions)
Quarterly Change		Year-to-Date Change
	Aggregates
(3.2)	Shipments (tons)	(0.9)
(23.6)	Segment Revenue $	(6.8)
11.5	Gross Profit $	43.8
	Non-aggregates
0.2	Segment Revenue $	21.4
(0.3)	Gross Profit $	1.5
	Total Company
(27.3)	Net Sales $	7.6
11.2	Gross Profit $	45.3
18.7	Adjusted EBIT $	84.0
11.8	Adjusted EBITDA $	63.7

The following table summarizes Adjusted EBITDA and Continuing Operations EPS.

EBITDA (Millions)			Continuing Operations EPS, Diluted
3Q2012	3Q2011		3Q2012	3Q2011
$ 141.8	$ 193.9	As Reported	$ 0.12	$ 0.17
1.2	-	Exchange Offer Costs	0.01	-
3.0	0.9	Restructuring Costs	0.01	0.00
-	(39.7)	Gain on Sale of Assets	-	(0.19)
-	(20.9)	Legal Settlement	-	(0.11)
$ 146.0	$ 134.2	As Adjusted	$ 0.14	$ (0.13)

EBITDA and Earnings from Continuing Operations for the third quarter of 2011 included a $40 million gain on the sale of assets in Indiana and $21 million related to the recovery from a legal settlement. Adjusted EBITDA improved $12 million and adjusted earnings from continuing operations improved $0.27 per diluted share.

Cash and cash equivalents totaled $243 million at September 30, 2012. Debt maturities in the fourth quarter of 2012 total $135 million which the Company expects to fund from available cash. Capital spending is expected to be approximately $100 million in 2012.

2012 Outlook

Mr. James stated, "Employees throughout the Company are keenly focused on managing controllable costs. Thanks to their continuing efforts, Adjusted EBITDA has increased 25 percent year-to-date and the earnings leverage in our aggregates business continues to increase, as evidenced by the increase in cash gross profit per ton. Through the nine months ended September 30, 2012, Adjusted EBITDA, which excludes $18 million in real estate gains, was $321 million, up $64 million in the face of a 1 percent decline in aggregates volumes. Cost reduction initiatives across a wide array of spending categories continue to improve Vulcan's run-rate profitability. Through the first nine months of 2012, controllable costs have been reduced approximately $70 million. The effect of these initiatives supports our expectations for full year SAG costs to be approximately $260 million, compared to $290 million in 2011."

Mr. James continued, "We believe economic and construction-related fundamentals that drive demand for our products will continue to improve from the historically low levels created by the economic downturn. Leading indicators of private construction activity, specifically residential housing starts and contract awards for nonresidential buildings, continue to improve in our markets. Consequently, aggregates demand into private construction, particularly residential, is beginning to grow. We are seeing evidence of this growth in several key states, including Florida, Texas and Arizona. However, the positive effect of these indicators takes time to materialize and impact our shipments given the low point from which the recovery began. For public construction, the passage of a new federal highway bill in July will provide stability and predictability to future highway funding, although it had no material impact on third quarter shipments, which reflected softness in highway construction and the ending of stimulus-related construction activity. The large increase in TIFIA (Transportation Infrastructure Finance and Innovation Act) funding contained in the new highway bill should positively impact demand in the future. The uncertain timing of larger projects, including TIFIA funded projects, continues to make forecasting quarterly volume growth difficult. We now expect full year same-store shipments in 2012 to approximate 2011 and total aggregates shipments to decrease approximately 1 percent. In keeping with our successful efforts to offset the earnings effect of lower volumes in recent quarters, we will continue our efforts to reduce controllable costs and achieve improved pricing. The geographic breadth of pricing gains achieved in the third quarter reinforces our expectations for full year freight-adjusted price growth of 1 to 3 percent in 2012."

Full year earnings improvements in the Company's Cement and Concrete segments are expected to offset lower Asphalt Mix segment earnings. As a result, collectively, full year earnings from these segments are expected to approximate the prior year.

Vulcan now expects 2012 Adjusted EBITDA of $435 to $455 million, an improvement of 23 to 29 percent from the prior year. This guidance includes $29 million in gains from the sale of assets, of which $18 million has been realized through the first nine months of 2012. The change in Adjusted EBITDA guidance reflects principally the earnings impact of lower shipments in aggregates and asphalt. The Company continues to work on additional asset sales in the fourth quarter. However, the ultimate timing of such transactions is difficult to predict and thus gains related to these transactions are excluded from current guidance. The Company remains committed to completing transactions designed to strengthen Vulcan's balance sheet, unlock capital for more productive uses and create value for shareholders.

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on November 8, 2012. Investors and other interested parties in the U.S. may access the teleconference live by calling 888.895.5479 approximately 10 minutes before the scheduled start. International participants can dial 847.619.6250. The access code is 33645025. A live webcast and accompanying slides will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through November 15, 2012.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements. Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to intended asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the impact of a prolonged economic recession on Vulcan's industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

				Table A
Vulcan Materials Company
and Subsidiary Companies
		(Amounts and shares in thousands,
		except per share data)

	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2012	2011	2012	2011

Net sales	$ 687,616	$ 714,947	$ 1,836,357	$ 1,828,720
Delivery revenues	41,245	45,805	122,522	121,203
Total revenues	728,861	760,752	1,958,879	1,949,923

Cost of goods sold	560,693	599,167	1,581,537	1,619,206
Delivery costs	41,245	45,805	122,522	121,203
Cost of revenues	601,938	644,972	1,704,059	1,740,409

Gross profit	126,923	115,780	254,820	209,514
Selling, administrative and general expenses	65,441	67,020	192,267	218,290
Gain on sale of property, plant & equipment
and businesses, net	2,009	41,457	21,687	44,831
Recovery from legal settlement	-	20,857	-	46,404
Restructuring charges	(3,056)	(839)	(9,018)	(2,977)
Exchange offer costs	(1,206)	-	(43,331)	-
Other operating income (expense), net	(3,363)	(3,567)	(2,642)	(10,509)
Operating earnings	55,866	106,668	29,249	68,973

Other nonoperating income (expense), net	1,806	(3,745)	4,196	(2,384)
Interest expense, net	53,043	50,678	158,997	163,839
Earnings (loss) from continuing operations
before income taxes	4,629	52,245	(125,552)	(97,250)
Provision for (benefit from) income taxes	(10,992)	29,833	(67,138)	(47,938)
Earnings (loss) from continuing operations	15,621	22,412	(58,414)	(49,312)
Earnings (loss) on discontinued operations, net of tax	(1,361)	(2,453)	2,338	6,399
Net earnings (loss)	$ 14,260	$ 19,959	$ (56,076)	$ (42,913)
Basic earnings (loss) per share:
Continuing operations	$ 0.12	$ 0.17	$ (0.45)	$ (0.38)
Discontinued operations	(0.01)	(0.02)	0.02	0.05
Net earnings (loss) per share	$ 0.11	$ 0.15	$ (0.43)	$ (0.33)

Diluted earnings (loss) per share:
Continuing operations	$ 0.12	$ 0.17	$ (0.45)	$ (0.38)
Discontinued operations	(0.01)	(0.02)	0.02	0.05
Net earnings (loss) per share	$ 0.11	$ 0.15	$ (0.43)	$ (0.33)

Weighted-average common shares
outstanding:
Basic	129,753	129,493	129,674	129,341
Assuming dilution	130,215	129,768	129,674	129,341
Cash dividends declared per share
of common stock	$ 0.01	$ 0.25	$ 0.03	$ 0.75
Depreciation, depletion, accretion and
amortization	$ 84,108	$ 90,948	$ 253,391	$ 273,671
Effective tax rate from continuing operations	NMF	57.1%	53.5%	49.3%

			Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2012	2011	2011
			As Restated (a)
Assets
Cash and cash equivalents	$ 243,126	$ 155,839	$ 152,379
Restricted cash	-	81	81
Accounts and notes receivable:
Accounts and notes receivable, gross	403,520	321,391	437,754
Less: Allowance for doubtful accounts	(6,106)	(6,498)	(7,715)
Accounts and notes receivable, net	397,414	314,893	430,039
Inventories:
Finished products	263,893	260,732	249,265
Raw materials	28,221	23,819	26,284
Products in process	6,209	4,198	3,473
Operating supplies and other	38,655	38,908	38,755
Inventories	336,978	327,657	317,777
Current deferred income taxes	45,353	43,032	48,743
Prepaid expenses	26,384	21,598	27,809
Assets held for sale	-	-	26,883
Total current assets	1,049,255	863,100	1,003,711
Investments and long-term receivables	42,226	29,004	28,917
Property, plant & equipment:
Property, plant & equipment, cost	6,690,448	6,705,546	6,665,937
Less: Reserve for depr., depl. & amort	(3,477,496)	(3,287,367)	(3,222,469)
Property, plant & equipment, net	3,212,952	3,418,179	3,443,468
Goodwill	3,086,716	3,086,716	3,086,716
Other intangible assets, net	693,308	697,502	698,703
Other noncurrent assets	141,459	134,813	122,011
Total assets	$ 8,225,916	$ 8,229,314	$ 8,383,526

Liabilities and Equity
Current maturities of long-term debt	$ 285,153	$ 134,762	$ 5,215
Trade payables and accruals	133,209	103,931	134,853
Other current liabilities	213,735	167,560	239,438
Liabilities of assets held for sale	-	-	1,474
Total current liabilities	632,097	406,253	380,980
Long-term debt	2,527,450	2,680,677	2,816,223
Noncurrent deferred income taxes	680,880	732,528	794,921
Other noncurrent liabilities	618,292	618,239	524,485
Total liabilities	4,458,719	4,437,697	4,516,609
Equity:
Common stock, $1 par value	129,596	129,245	129,233
Capital in excess of par value	2,567,859	2,544,740	2,538,987
Retained earnings	1,274,465	1,334,476	1,363,640
Accumulated other comprehensive loss	(204,723)	(216,844)	(164,943)
Total equity	3,767,197	3,791,617	3,866,917
Total liabilities and equity	$ 8,225,916	$ 8,229,314	$ 8,383,526
(a)		The September 30, 2011 balance sheet reflects corrections of errors related to current and deferred income taxes, which have a corresponding impact on retained earnings.

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2012	2011

Operating Activities
Net loss	$ (56,076)	$ (42,913)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	253,391	273,671
Net gain on sale of property, plant & equipment and businesses	(31,886)	(55,886)
Contributions to pension plans	(3,379)	(3,762)
Share-based compensation	9,362	12,991
Deferred tax provision	(66,194)	(58,569)
Cost of debt purchase	-	19,153
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(9,886)	(31,858)
Other, net	(1,573)	8,899
Net cash provided by operating activities	93,759	121,726

Investing Activities
Purchases of property, plant & equipment	(49,418)	(77,332)
Proceeds from sale of property, plant & equipment	28,930	11,730
Proceeds from sale of businesses, net of transaction costs	10,690	72,830
Other, net	963	1,684
Net cash provided by (used for) investing activities	(8,835)	8,912

Financing Activities
Net short-term payments	-	(285,500)
Payment of current maturities and long-term debt	(120)	(737,952)
Cost of debt purchase	-	(19,153)
Proceeds from issuance of long-term debt	-	1,100,000
Debt issuance costs	-	(17,904)
Proceeds from settlement of interest rate swap agreements	-	23,387
Proceeds from issuance of common stock	-	4,936
Dividends paid	(3,885)	(96,878)
Proceeds from exercise of stock options	6,167	3,232
Other, net	201	32
Net cash provided by (used for) financing activities	2,363	(25,800)

Net increase in cash and cash equivalents	87,287	104,838
Cash and cash equivalents at beginning of year	155,839	47,541
Cash and cash equivalents at end of period	$ 243,126	$ 152,379

				Table D
Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Total Revenues

Aggregates segment (a)	$ 491,158	$ 514,723	$ 1,317,923	$ 1,324,754
Intersegment sales	(42,522)	(42,473)	(112,919)	(111,770)
Net sales	448,636	472,250	1,205,004	1,212,984
Concrete segment (b)	108,651	101,390	303,285	281,809
Intersegment sales	-	-	-	-
Net sales	108,651	101,390	303,285	281,809
Asphalt Mix segment	118,219	128,897	293,266	304,432
Intersegment sales	-	-	-	-
Net sales	118,219	128,897	293,266	304,432
Cement segment (c)	22,727	19,137	63,569	52,491
Intersegment sales	(10,617)	(6,727)	(28,767)	(22,996)
Net sales	12,110	12,410	34,802	29,495
Total
Net sales	687,616	714,947	1,836,357	1,828,720
Delivery revenues	41,245	45,805	122,522	121,203
Total revenues	$ 728,861	$ 760,752	$ 1,958,879	$ 1,949,923

Gross Profit

Aggregates	$ 124,882	$ 113,391	$ 270,768	$ 227,007
Concrete	(8,506)	(8,887)	(29,850)	(32,327)
Asphalt Mix	10,976	12,292	15,498	20,418
Cement	(429)	(1,016)	(1,596)	(5,584)
Total gross profit	$ 126,923	$ 115,780	$ 254,820	$ 209,514

Depreciation, depletion, accretion and amortization

Aggregates	$ 62,320	$ 70,287	$ 191,832	$ 211,502
Concrete	11,421	13,058	34,895	39,291
Asphalt Mix	2,314	1,953	7,131	5,877
Cement	6,405	4,505	14,965	13,554
Corporate and other unallocated	1,648	1,145	4,568	3,447
Total DDA&A	$ 84,108	$ 90,948	$ 253,391	$ 273,671

Unit Shipments

Aggregates customer tons	36,390	39,461	99,556	100,389
Internal tons (d)	2,990	3,106	8,000	8,072
Aggregates - tons	39,380	42,567	107,556	108,461

Ready-mixed concrete - cubic yards	1,116	1,043	3,149	2,911
Asphalt Mix - tons	2,085	2,283	5,208	5,522

Cement customer tons	123	124	328	251
Internal tons (d)	136	97	367	316
Cement - tons	259	221	695	567

Average Unit Sales Price (including internal sales)

Aggregates (freight-adjusted) (e)	$ 10.63	$ 10.24	$ 10.44	$ 10.31
Ready-mixed concrete	$ 93.18	$ 93.06	$ 92.47	$ 92.38
Asphalt Mix	$ 55.52	$ 55.84	$ 55.12	$ 54.53
Cement	$ 77.89	$ 72.63	$ 77.97	$ 75.44

(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b) Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c) Includes cement and calcium products.
(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete).
Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed
Consolidated Statements of Earnings.
(e) Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

				Table E
1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows
for the nine months ended September 30 is summarized below:
			(Amounts in thousands)
			2012	2011

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest			$ 104,440	$ 102,260
Income taxes			19,219	(31,127)

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisition			-	13,774
Accrued liabilities for purchases of property, plant & equipment			4,316	6,511
Fair value of equity consideration for business acquisition			-	18,529

2. Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow" "cash gross profit", "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings."  Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.  Likewise, cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP.  We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  The investment community often uses these metrics as indicators of a company's ability to incur and service debt.  We use free cash flow, cash gross profit, EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company.  We do not use these metrics as a measure to allocate resources.  Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities

			(Amounts in thousands)
			Nine Months Ended
			September 30
			2012	2011

Net cash provided by operating activities			$ 93,759	$ 121,726
Purchases of property, plant & equipment			(49,418)	(77,332)
Free cash flow			$ 44,341	$ 44,394

Cash Gross Profit

Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to gross profit

		(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Gross Profit	$ 126,923	$ 115,780	$ 254,820	$ 209,514
DDA&A	84,108	90,948	253,391	273,671
Cash gross profit	$ 211,031	$ 206,728	$ 508,211	$ 483,185

				Table F
Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Cash Earnings

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest expense and current taxes.

		(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Reconciliation of Net Loss to EBITDA and Cash Earnings

Net earnings (loss)	$ 14,260	$ 19,959	$ (56,076)	$ (42,913)
Provision for (benefit from) income taxes	(10,992)	29,833	(67,138)	(47,938)
Interest expense, net	53,043	50,678	158,997	163,839
(Earnings) loss on discontinued operations, net of tax	1,361	2,453	(2,338)	(6,399)
EBIT	57,672	102,923	33,445	66,589
Plus: Depreciation, depletion, accretion and amortization	84,108	90,948	253,391	273,671

EBITDA	$ 141,780	$ 193,871	$ 286,836	$ 340,260
Less: Interest expense, net	(53,043)	(50,678)	(158,997)	(163,839)
Current taxes	(4,244)	3,488	2,069	(10,278)
Cash earnings	$ 84,493	$ 146,681	$ 129,908	$ 166,143

Adjusted EBITDA and Adjusted EBIT

EBITDA	$ 141,780	$ 193,871	$ 286,836	$ 340,260
Recovery from legal settlement	-	(20,857)	-	(46,404)
Gain on sale of real estate and businesses	-	(39,659)	(18,321)	(39,659)
Restructuring charges	3,056	839	9,018	2,977
Exchange offer costs	1,206	-	43,331	-
Adjusted EBITDA	$ 146,042	$ 134,194	$ 320,864	$ 257,174
Less: Depreciation, depletion, accretion and amortization	84,108	90,948	253,391	273,671
Adjusted EBIT	$ 61,934	$ 43,246	$ 67,473	$ (16,497)

EBITDA Bridge	Three Months Ended		Nine Months Ended
(Amounts in millions)	September 30		September 30
	EBITDA		EBITDA
Continuing Operations - 2011 Actual	$ 194		$ 340
Plus: Recovery from legal settlement	(21)		(46)
Gain on sale of real estate	(40)		(40)
Restructuring charges	1		3
2011 Adjusted EBITDA from continuing operations	134		257

Increase / (Decrease) due to:
Aggregates: Volumes	(18)		(5)
Selling prices	15		14
Lower costs and other items	7		16
Concrete	(1)		(2)
Asphalt Mix	(1)		(4)
Cement	3		5
Lower selling, administrative and general expenses	2		26
Other	5		14
2012 Adjusted EBITDA from continuing operations	146		321

Plus: Gain on sale of real estate	-		18
Restructuring charges	(3)		(9)
Exchange offer costs	(1)		(43)
Continuing Operations - 2012 Actual	$ 142		$ 287

CONTACT: Investor Contact - Mark Warren, +1-205-298-3220; Media Contact - David Donaldson, +1-205-298-3220